SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               TULTEX CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

[Tultex Logo appears here]




                                                          Tultex Corporation
                                                          P.O. Box 5191
                                                          Martinsville, VA
                                                          24115
                                                          540-632-2961

Dear Stockholder:


You are cordially invited to attend the Annual Meeting of Stockholders of Tultex Corporation to be held on Thursday, May 27, 1999 at 10:00 a.m. at our Customer Service Center in Martinsville, Virginia. Your Board of Directors and management look forward to greeting you personally and discussing the affairs of our Company.

At this year's meeting, we are asking that you (1) elect a Board of Directors;
(2) approve amendments to the 1996 Stock Incentive Plan increasing the number of shares available under the Plan to 2,700,000 shares of Common Stock plus an additional 300,000 shares for the Plan's replenishment provision; and (3) ratify the appointment of PricewaterhouseCoopers, LLP as auditors. In addition to these items of business, the officers will present their reports and be available for questions from stockholders.

THE DIRECTORS BELIEVE THESE PROPOSALS ARE IN THE BEST INTEREST OF ALL OF THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR EACH OF THEM.

On a personal note, F. Kenneth Iverson, former Chairman and Chief Executive Officer of Nucor, Inc., is retiring from our Board of Directors at the 1999 Annual Meeting. Mr. Iverson has served as a director since 1995, and we extend to him our Company's appreciation for his faithful service and wise counsel.

Please send in your proxy card as soon as possible. Thank you for your continued interest and support.

Sincerely,


/s/ John M. Franck        /s/ Charles W. Davies, Jr.

John M. Franck            Charles W. Davies, Jr.
Chairman of the Board     President and Chief Executive Officer

April 30, 1999

[Tultex Logo appears here]




                                                          Tultex Corporation
                                                          P.O. Box 5191
                                                          Martinsville, VA
                                                          24115
                                                          540-632-2961

Notice of Annual Meeting of Stockholders




NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Tultex Corporation will be held at the Company's Customer Service Center, State Route 174, Martinsville, Virginia, on Thursday, May 27, 1999 at 10:00 a.m. for the following purposes:

1. To elect a Board of Directors, consisting of nine persons, to serve for the ensuing year;

2. To approve amendments to the 1996 Stock Incentive Plan increasing the number of shares available under the Plan to 2,700,000 shares of Common Stock plus an additional 300,000 shares for the Plan's replenishment provision;

3. To ratify the Board of Directors' appointment of PricewaterhouseCoopers, LLP, independent accountants, as auditors for the Company for fiscal 1999; and

4. To transact such other business as may properly come before the meeting.

Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the meeting. Only holders of Common Stock and Cumulative Convertible Preferred Stock, $7.50 Series B of record at the close of business on April 22, 1999, are entitled to notice of and to vote on matters to be acted on at the Annual Meeting.

If you are present at the Annual Meeting, you may vote in person even though you have previously delivered your proxy.





By Order of the Board of Directors


Regina C. Haynes, Secretary


April 30, 1999

[Tultex Logo appears here]



                                                          Tultex Corporation
                                                          P.O. Box 5191
                                                          Martinsville, VA
                                                          24115
                                                          540-632-2961



Proxy Statement dated April 30, 1999





General

Proxies in the form enclosed are solicited by the Board of Directors for the 1999 Annual Meeting of Stockholders to be held at 10:00 a.m. on Thursday, May 27, 1999, at the Company's Customer Service Center, State Route 174, Martinsville, Virginia. Any stockholder giving a proxy may revoke it at any time before it is voted by written notice to the Company, mailed to P.O. Box 5191, Martinsville, Virginia 24115, Attention: Regina C. Haynes, Corporate Secretary, by the execution of a proxy with a later date, or by voting in person the shares represented by the proxy. This proxy statement is being mailed on or about May 3, 1999.

The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company, but no special compensation will be paid to any regular employees for personal solicitation of proxies. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy material to their beneficial owners.

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, for quorum purposes it is present for all matters considered at the meeting. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting are not included in determining whether a quorum is present. Directors are elected by a plurality of the votes cast by holders of Common Stock and Series B Preferred Stock; the vote required on other matters is disclosed under the caption for such matters. Votes that are withheld and Broker Shares that are not voted (commonly referred to as "broker non-votes") are not included in determining the number of votes cast in the election of directors or other matters.


Ownership of Equity Securities

On April 22, 1999, the date for determining stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote 30,050,155 shares of Common Stock and 15,000 shares of Cumulative Convertible Preferred Stock, $7.50 Series B (the "Series B Preferred Stock"). The Common Stock and the Series B Preferred Stock have one vote per share on all matters and vote together on all matters, including those to be acted on at the Annual Meeting.

The table below presents certain information as of the Record Date regarding beneficial ownership of shares of Common Stock by all directors and nominees for director, by the Chief Executive Officer and the four next most highly compensated executive officers, by all directors and executive officers, by all directors and executive officers as a group, and by owners of 5% or more of the Common Stock. The Series B Preferred Stock is owned by Simon Trust Partnership No. 3 (25%), Herbert Simon Trust No. 3 (25%) and L. G. Sale Corporation, Inc. (50%), respectively.


                                                          Sole Voting                        Aggregate
                                                          and Investment                     Percentage
Directors                                                 Power (1)            Other (2)     Owned
-------------------------------------------------------   ------------------   -----------   -----------
Charles W. Davies, Jr. ................................   118,601                 142           *
John M. Franck ........................................   755,426               141,233      2.98%
Lynn J. Beasley .......................................   20,373                      --        *
Seth P. Bernstein .....................................   20,268                      --        *
Lathan M. Ewers, Jr. ..................................   17,000                      --        *
H. Richard Hunnicutt, Jr. .............................   38,000                      --        *
Bruce M. Jacobson .....................................   27,418                      --        *
O. Randolph Rollins ...................................   77,230                362,748      1.46
Richard M. Simmons ....................................   191,821                 615           *
Officers:
Anthony J. Pichirallo .................................   13,734                      --        *
Walter J. Caruba ......................................   33,231                      --        *
John J. Smith .........................................   64,675                   47           *
Executive officers and directors as a group (20 persons
 including those named above) .........................   1,547,244             507,085      6.83
Piedmont Company, c/o MainStreet Trust Company, N.A.,
 P. O. Box 5228, Martinsville, Virginia ...............   1,524,511                   --     5.07
Dimensional Fund Advisors, Inc., 1299 Ocean Avenue,
 11th Floor, Santa Monica, California .................    1,506,472(3)               --     5.01

----------
 *  Less than 1%.
(1) Includes shares that may be acquired by certain of the Company's officers within 60 days under the Company's stock option plans and phantom stock credited to certain directors in 1998 under the Directors Compensation Plan.
(2) Includes shares (a) owned by or with certain relatives; (b) held in various fiduciary capacities; and (c) held by certain corporations.
(3) Dimensional Fund Advisors, Inc., a registered investment advisor, is deemed to have beneficial ownership of 1,506,472 shares, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires that the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. The same persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934 that have been received by the Company or written representations from certain reporting persons that no annual statements on Form 5 were required because of late filing, the Company believes that all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of its Common Stock have been complied with.


Election of Directors

Proxies will be voted for the election of nine nominees as directors to serve until the 2000 Annual Meeting of Stockholders. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares cast in the election of directors. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. All of the nominees are presently members of the Board. O. Randolph Rollins was elected a director by the Board of Directors since last year's annual meeting. The Board of Directors has no reason to believe that any of the nominees will be unavailable for service if elected, but if any are unavailable, proxies will be voted for such substitute as the Board may designate.



Name                                      Age     Director Since
---------------------------------------   -----   ---------------
     Lynn J. Beasley ..................    41          1997
     Seth P. Bernstein ................    38          1997
     Charles W. Davies, Jr. ...........    50          1990
     Lathan M. Ewers, Jr. .............    57          1993
     John M. Franck ...................    46          1984
     H. Richard Hunnicut, Jr. .........    60          1981
     Bruce M. Jacobson ................    49          1992
     O. Randolph Rollins ..............    56          1998
     Richard M. Simmons, Jr. ..........    72          1973

Lynn J. Beasley is Executive Vice President of R. J. Reynolds Tobacco Company, Winston-Salem, NC. Ms. Beasley has been employed by R. J. Reynolds since 1982.

Seth P. Bernstein is a Managing Director of and Head of the Leveraged Finance Group of J. P. Morgan & Company, Inc., New York. Mr. Bernstein has been employed by J. P. Morgan since 1984.

Charles W. Davies, Jr. became President and Chief Executive Officer on January 1, 1995, after serving as President and Chief Operating Officer since January 1991, and prior thereto as Executive Vice President since December 1989.

Lathan M. Ewers, Jr. has been a partner since 1976 in Hunton & Williams, Richmond, Virginia, counsel to the Company.

John M. Franck became Chairman of the Board of Directors and Chief Executive Officer on January 1, 1991. He retired as Chief Executive Officer on January 1, 1995, and as an employee of the Company on July 1, 1997. He currently serves as Chairman of the Board. Mr. Franck is President and CEO of Quibell

Spring Water Beverages, a privately-owned beverage company located in Martinsville, Virginia. Mr. Franck is a director of Piedmont Trust Bank, a subsidiary of MainStreet BankGroup, Incorporated.

H. Richard Hunnicutt, Jr. was Chairman and Chief Executive Officer of the Company from November 1988 through December 1990, when he retired. He was President and Chief Operating Officer from 1984 to 1988.

Bruce M. Jacobson is a senior partner in the certified public accounting firm of Katz, Sapper & Miller, Indianapolis, Indiana, and has been a partner in such firm since 1977.

O. Randolph Rollins became Executive Vice President and General Counsel of Tultex on October 1, 1994. Prior to joining Tultex he was a partner with the law firm of McGuire Woods Battle & Boothe, Richmond, Virginia, from 1973-1990 and for nine months in 1994; Deputy Secretary of Public Safety for the Commonwealth of Virginia 1990-1991; and Secretary of Public Safety for the Commonwealth of Virginia from 1992 - January 1994.

Richard M. Simmons, Jr. is a retired business executive. He was President of American Furniture Company from 1961 to 1987 and its Chairman from 1974 to 1986.


Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, the Nominating Committee and the Executive Compensation Committee. The Audit Committee reviews with management and the Company's auditors the scope of the annual audit, the results of the audit and the Company's internal accounting and control systems. The Audit Committee also recommends to the full Board of Directors the auditors to be appointed by the Board (subject to stockholder ratification) and reviews the auditors' services to the Company and their fees. The Nominating Committee reviews the qualifications of possible candidates recommended by stockholders, provided that stockholder recommendations are submitted in writing addressed to the Secretary of the Company, are accompanied by statements signed by the recommended candidates of their willingness to serve, if elected, and are received not later than 120 days before the date that proxy material is mailed to stockholders for the annual meeting of stockholders at which the recommended candidates, if approved by the Nominating Committee and the incumbent Board of Directors, would be nominated by the Board for election by the stockholders. The Executive Compensation Committee administers the Company's stock option plans and other incentive programs, approves or recommends to the Board changes in compensation for the Chief Executive Officer and approves all Company employee benefit programs.

The members of Committees of the Board are:

Audit Committee -- John M. Franck, Bruce M. Jacobson and Richard M. Simmons,
Jr.

Nominating Committee -- Lynn J. Beasley, Charles W. Davies, Jr., John M. Franck, H. R. Hunnicutt, Jr. and F. Kenneth Iverson.

Executive Compensation Committee -- Seth P. Bernstein, Lathan M. Ewers, Jr. and Bruce M. Jacobson.

The Board of Directors held four regular meetings and three special meetings during the fiscal year ended January 2, 1998. The Audit Committee held four meetings, the Executive Compensation Committee held four meetings, and the Nominating Committee did not meet in 1998.

Compensation of Directors

Directors of the Company who are not full-time employees are paid a fee of $2,500 for each fiscal quarter. In addition, they are paid $1,000 for each Board meeting attended and $1,000 for each Committee meeting attended which does not occur on the same date as a Board meeting day. They are paid $500 for each Committee meeting attended that does occur on the same day as a Board meeting. The Chairman of the Board is paid twice the fee paid other directors for each fiscal quarter and each meeting attended.

The Board of Directors has adopted the 1996 Directors Compensation Plan, which permits directors to defer their retainer and meeting fees for the purchase of the Company's Common Stock. Deferred fees are credited with "phantom" Common Stock valued at fair market value. Directors receive distribution of their accounts at death, disability, termination of service as a director, or on six-months' notice. Directors who participate are general unsecured creditors of the Company for their account balances. At the time account balances are distributed in the form of Common Stock, directors pay federal and state income taxes on the Common Stock distributed valued at its fair market value, and the Company is able to deduct as an ordinary business expense an amount equal to the fair market value of the stock distributed.


Certain Relationships and Related Transactions

Seth P. Bernstein is a Managing Director at J. P. Morgan and Company, Inc., which has provided investment banking services to the Company.

Lathan M. Ewers, Jr. is a partner in the law firm of Hunton & Williams, counsel to the Company, which provides legal services to the Company and its subsidiaries.

The Company believes that the terms of the transactions described above are comparable to terms available for similar transactions with entities unaffiliated with its officers and directors.

Executive Compensation

The following table presents information relating to total compensation of the Chief Executive Officer and the four next most highly compensated executive officers of the Company during the fiscal year ended January 2, 1999.


SUMMARY COMPENSATION TABLE



                                                                                Long Term
                 Annual Compensation Awards                                    Compensation
------------------------------------------------------------   --------------------------------------------
                                                               (e)
                                                               Restricted      (f)          (g)
(a)                                                (d)         Stock           Options/     All
Name and                     (b)      (c)          Bonus $     Award(s)(1)     SARs         Other
Principal Position           Year     Salary $     (1)         (Shares)        (Shares)     Compensation
--------------------------   ------   ----------   ---------   -------------   ----------   ---------------
Charles W. Davies, Jr.       1998      300,000          --            --         85,714             453(3)
President and                1997      300,000          --            --        110,000              --
Chief Executive Officer      1996      300,000      87,570         3,020         10,000              --
O. Randolph Rollins          1998      210,000      20,000            --         60,000
Executive Vice President     1997      210,000          --            --         15,000              --
and General Counsel          1996      200,004      41,881         1,444         10,000              --
Anthony J. Picharillo        1998      205,770          --            --         80,000              --
Vice President -             1997      164,500          --            --         55,000          35,707(2)
Wholesale                    1996      136,700      19,005           606          5,000              --
Walter J. Caruba             1998      174,000          --            --         49,714             385(3)
Vice President -             1997      174,000          --            --         15,000              --
Retail                       1996      159,000      33,295         1,148         10,000              --
John J. Smith                1998      166,200          --            --         47,486              --
Vice President -             1997      166,200          --            --         15,000              --
Distribution & Systems       1996      158,400      33,169         1,144         10,000              --

----------
(1) Bonus represents cash Incentive Awards under the Consolidated Incentive Plan (CIP) and Restricted Stock Awards represent Restricted Stock awarded under the CIP. Shareholders approved the CIP at the 1996 Annual Meeting. The CIP provides for cash Incentive Awards based primarily on return on assets, for activewear and licensed apparel employees, and for Restricted Stock Awards equal to 25% of the cash Incentive Award. Restricted Stock Awards are valued at fair market value at the time of grant, and vest 20% per year. Holders of Restricted Stock vote the shares and receive any dividends paid thereon. Accelerated vesting of shares occurs in the event of change in control, death, disability, normal retirement or other circumstances determined by the Executive Compensation Committee. No Cash Incentive or Restricted Stock Awards were granted in 1998. Mr. Rollins' bonus in 1998 was awarded by the Board of Directors to recognize his successful negotiation of the sale of the Company's Logo Athletic licensed apparel business.

(2) Represents a reward recognition payment which was not part of the incentive compensation plan.

(3) Excess life insurance.

The following tables present information concerning stock options granted to the Chief Executive Officer and the four next most highly compensated executive officers of the Company and exercises of options by such persons.


                    OPTION GRANTS IN LAST FISCAL YEAR TABLE



                                                                                                Potential
                                                                                           Realizable Value at
                                                                                             Assumed Annual
                                                                                          Rates of Stock Price
                                                                                            Appreciation for
                                    Individual Grants                                          Option Term
----------------------------------------------------------------------------------------- ---------------------
                             Number            % Total
                             of Securities     Options
                             Underlying        Granted to
                             Options Granted   Employees in   Exercise        Expiration
Name (1)                     (Shares) #        Fiscal Year    or Base Price   Date        5%         10%
---------------------------- ----------------- -------------- --------------- ----------- ---------- ----------
Charles W. Davies, Jr. .....      85,570            18.14%       $ 0.8750      12/31/03    $20,686    $ 45,711
O. Randolph Rollins ........      60,000            12.72%       $ 0.8750      12/31/03    $14,505    $ 32,052
Anthony J. Pichirallo ......      80,000            16.96%       $ 2.3125      08/04/03    $51,112    $112,944
Walter J. Caruba ...........      49,714            10.54%       $ 0.8750      12/31/03    $12,018    $ 26,557
John J. Smith ..............      47,486            10.06%       $ 0.8750      12/31/03    $11,480    $ 25,367

(1) Includes options granted in 1998 under a periodic program pursuant to which key executive employees, including those named in the table, are awarded options twice each year equal to 25% of the employee's base salary divided by the fair market value of the Common Stock on the date of grant.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION VALUE TABLE



                                                              Number of Unexercised         Value of Unexercised
                                                                Options at FY-End         in-the-Money Options at
                                                                    (Shares)                       FY-End
                             Shares Acquired   Value
Name                         on Exercise       Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
---------------------------- ----------------- ---------- ------------- --------------- ------------- --------------
Charles W. Davies, Jr. .....              --         --      247,500        145,714              --              --
O. Randolph Rollins ........              --         --       82,500         60,000              --              --
Anthony J. Pichirallo ......              --         --       39,000        115,000              --              --
Walter J. Caruba ...........              --         --       42,500         49,714              --              --
John J. Smith ..............              --         --       42,500         47,486              --              --

RETIREMENT PLAN.The Company maintains for the benefit of its eligible employees a defined benefit pension plan qualified under Section 401(a) of the Internal Revenue Code. The following table illustrates annual retirement benefits payable under the plan at the indicated Final Average Compensation and Credited Service levels, assuming retirement at age 65 in 1998:



                                           Years of Service
                           -------------------------------------------------
Final Average Earnings     10           20           30           40
------------------------   ----------   ----------   ----------   ----------
$100,000 ...............    $10,200      $20,400     $30,600      $35,600
 150,000 ...............     16,200       32,400      48,600       56,100
 200,000 ...............     22,200       44,400      66,600       76,600
 250,000 ...............     28,200       56,400      84,600       97,100
 300,000 ...............     34,200       68,400     102,600      117,600
 400,000 ...............     46,200       92,400     138,600      158,600

The benefits shown are annual payments based on an employee attaining age 65 during the 1998 plan year. Under current provision of the Internal Revenue Code, these amounts are limited to $130,000. Compensation is limited to $160,000. The amounts in the table are based upon the formula in the current Salaried Plan assuming retirement after attainment of normal retirement age. In no case will the benefit amount be less than the minimum accrued benefit at May 31, 1994 based on the 401(a)(17) compensation limit of $235,840 plus additional accruals for service after May 31, 1994.

The number of credited years of service for each person named in the Summary Compensation Table are as follows: Charles W. Davies, Jr. -- 22 years, O. Randolph Rollins -- 4 years, John J. Smith -- 14 years, Walter J. Caruba -- 21 years, and Anthony J. Pichirallo -- 11 years.

The Company maintains a supplemental benefit plan to provide key management personnel who have satisfied the eligibility requirements with supplemental retirement benefits, including a retirement benefit which, when aggregated with the benefit available under the retirement plan, is equivalent to 50% of their final average earnings for 30 years of service. The eligibility requirements include being 100% vested under the retirement plan. The majority of this benefit will be funded through the retirement plan, with the balance being funded by the Company through a supplemental nonqualified program which, until January 2, 1999, was funded through life insurance policies owned by the Company on each covered individual. Subsequent to January 2, 1999, the Company surrendered these life insurance policies in exchange for cash and will self-fund future plan payments. Benefits under the supplemental benefit plan are fully vested after five years of service. The estimated annual benefits under the supplemental benefit plan for each officer named in the Summary Compensation Table as of December 31, 1998 are as follows: O. Randolph Rollins -- $26,449, Charles W. Davies, Jr. -- $77,096, John J. Smith -- $16,440, Walter
J. Caruba -- $29,098, and Anthony J. Pichirallo -- $16,312.


Employment Contracts and Employment Continuity Agreements

The Company has entered into employment continuity agreements with the five officers named in the Summary Compensation Table, which provide for their continued employment in the event of a change in control of the Company and the payment of compensation and benefits if their employment is terminated following a change in control. The Board of Directors believes that these agreements will enable key employees to conduct the Company's business with less concern for personal economic risk when faced with a possible change in control. The Board believes the agreements also should enhance the Company's ability to attract new key executives as needed.

The agreements define "change in control" as occurring when a person becomes the owner of 20% or more of the Company's voting securities or when there is a change in a majority of the members of the Board of Directors, direct or indirect, as a result of a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors or a combination of such transactions. Upon a change in control, the Company agrees to continue the employee's employment with responsibilities, compensation and benefits identical to or greater than those prior to the change in control until the earlier of the third anniversary following the change in control or the employee's normal retirement date. If employment is terminated without cause by the Company during this period, or if the employee voluntarily terminates employment within six months after receiving less responsibilities, compensation or benefits or after being relocated without his consent, and the employee has made an offer to work that has been rejected by the Company, the Company must pay the employee compensation as follows: (i) three times the employee's annual base salary as of his termination date, (ii) three times the employee's average incentive bonus payable for the two fiscal years prior to the termination date, (iii) cash or property due as a result of exercise of stock options, and (iv) amounts the employee is entitled to receive under the Company's tax-qualified benefit plans and, at the employee's expense, health care coverage under welfare plans. This compensation will be reduced, if necessary, to assure that any payments would not be "excess parachute payments" under the Internal Revenue Code, which imposes significant penalties on payments under such severance agreements which equal or exceed 300% of an employee's average annual compensation during the five most recent taxable years ending prior to a change in control. The Company must pay all legal fees and expenses incurred by the employee in seeking to obtain these benefits. All agreements continue in effect from year to year unless the Company notifies the employee before an anniversary date that the agreement will terminate. The Company has entered into similar agreements with other members of management.


Executive Compensation Committee's Report on Executive Compensation
This report by the Executive Compensation Committee is required by rules of the Securities and Exchange Commission. It is not to be deemed incorporated by reference by any general statement which incorporates by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and it is not to be otherwise deemed filed under either such Act.

Three directors comprise the Executive Compensation Committee of the Board of Directors. None of these directors serves on the board of the other committee member's company or organization and none of the executive officers of Tultex serve on the board of any committee member's organization. The Committee has access to outside consultants and counsel.

The Committee oversees three elements of executive compensation: base pay or salary, annual performance bonus, and long-term compensation, which consists of a stock option plan approved by shareholders. The Committee seeks to provide a competitive compensation package that enables the Company to attract and retain key executives, to integrate pay programs with the business objectives of the Company, and to link individual executive compensation with the Company's performance. The Committee surveys other comparable companies and believes that Tultex's current executive compensation generally is in line with comparable companies.

BASE PAY. The salary paid to the Company's executives is targeted to be competitive with related industry companies of similar size, taking into account the responsibilities and experience of individual officers. In general, the base salaries are fixed at lower levels to emphasize result-oriented factors reflected in a bonus potential and the value of stock options. The Committee reviews salaries and pay ranges for the named executives, and salaries may be increased based on the Committee's assessment of an individual's performance and contributions to Tultex's goals. The increase reflected in the table for one officer in 1998 was approved by the Committee following the recommendation of the Chief Executive Officer.

INCENTIVE AWARDS. The Consolidated Incentive Plan enables the Company's senior executives to earn cash Incentive Awards based primarily on return on assets. Approximately 597 officers and employees are eligible to participate in the Cash Incentive Plan. The five named executives earned no cash incentive awards in 1998. The Consolidated Incentive Plan also provides for Restricted Stock Awards equal to 25% of the cash Incentive Award as long-term incentive for executive officers.

LONG-TERM INCENTIVE. The Company awards long-term compensation through its Stock Option Plan and as Restricted Stock Awards under the Consolidated Incentive Plan. Approximately 597 officers and employees are eligible to receive grants under the stock option plan, including the five named executives. Options normally extend for 10 years, are priced at fair market value on the date of grant, and are intended to provide incentive for future performance rather than reward past performance. Together with base pay and cash Incentive Awards, the Committee considers the record of comparable companies in determining grants to be made to the named executives. In 1998, the Company instituted a periodic program pursuant to which key executive employees, including those named in the table, are awarded options twice each year equal to 25% of the employee's base salary divided by the fair market value of the Common Stock on the date of grant. In 1998, the Committee recommended and the Board of Directors approved options for the named executives reflected in the Option Grants in Last Fiscal Year Table. The options granted to these five officers represent 68.4% of options granted to employees in 1998. No Restricted Stock Awards were awarded in fiscal 1998.

1998 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER. In setting the Chief Executive Officer's base salary, the Committee compares his salary to the salaries of other chief executive officers in the Company's peer group, including those included in the performance graph. Mr. Davies was paid at the same annual rate in 1998, as in 1997, and is currently being paid at the same annual rate in 1999. Mr. Davies is eligible to participate in the same bonus and long-term executive compensation plans as the other named executives. The Committee's approach to setting Mr. Davies' target annual compensation is to set a compensation level commensurate with his responsibilities and the objectives of his position that would be competitive with other textile and apparel companies of comparable size. Mr. Davies was not awarded an increase in compensation in 1998.

EXECUTIVE COMPENSATION COMMITTEE

Seth P. Bernstein
Lathan M. Ewers, Jr.
Bruce M. Jacobson
Dated: April 30 1999

Compensation Committee Interlocks and Insider Participation

The following two directors, with Bruce M. Jacobson, comprise the Executive Compensation Committee of the Board of Directors.

Seth P. Bernstein is a Managing Director at J. P. Morgan and Company, Inc., which provides investment banking services to the Company.

Lathan M. Ewers, Jr., is a partner in the law firm of Hunton & Williams, counsel to the Company, which provides legal services to the Company and its subsidiaries.


PERFORMANCE OF COMPANY'S COMMON STOCK

The following graph compares the performance of the Company's Common Stock to
(1) the Standard & Poor 500 Index and (2) a Peer Group Index for the Company's last five fiscal years. The Company's Peer Group consists of Fruit of the Loom, Inc., Oneita Industries, Inc., Russell Corporation, Starter Corporation, and the Company. The graph assumes that $100 was initially invested on December 31, 1993 in the Company's Common Stock and in each index and that all dividends were reinvested.

                            COMPARISON OF FIVE YEAR
                         CUMULATIVE SHAREHOLDER RETURN




                                INDEXED RETURNS
                                  YEARS ENDING



                       Base Period
Company Name/Index     Dec. 93         Dec. 94       Dec. 95       Dec. 96       Dec. 97     Dec. 98
--------------------   -------------   -----------   -----------   -----------   ----------- ----------
 Tultex                    100          $  70.28      $  59.46      $  100.91     $  58.56    $  12.61
 S&P 500 Index             100            101.32        139.40         171.40       228.59      293.91
 Peer Group                100            101.34         90.75         122.77        89.01       54.55

Peer Group Companies:

 Fruit of the Loom, Inc. - CLA
 Oneita Industries, Inc.
 Russell Corp.
 Starter Corp.
 Tultex Corp.

Proposal to Increase Shares Available for 1996 Stock Incentive Plan

The Board of Directors has adopted amendments to the 1996 Stock Incentive Plan, subject to shareholder approval, increasing the number of shares available under the Plan to 2,700,000 plus an additional 300,000 shares for the 1996 Plan's replenishment provision. Approval of the amendments to the Plan requires the affirmative vote of a majority of the shares of Common Stock voted at the Annual Meeting. Shareholders approved the Plan in 1996, covering at the time 700,000 shares of Common Stock. The Plan contained a 3% replenishment provision which increases the number of shares of Common Stock authorized for issuance by 3% of the increase in the Company's outstanding shares from year to year, up to a maximum of 750,000 shares. Options with respect to 488,231 shares have been granted under the 1996 Plan, and only 211,769 remain available for grant under the 1996 Plan.

The Board of Directors believes that the 1996 Plan has benefited the Company by
(i) assisting it in recruiting and retaining officers and key employees with ability and initiative, (ii) providing greater incentive for officers and key employees and (iii) aligning the interests of employees with those of the Company and its stockholders through opportunities for increased stock ownership. Proceeds from the sale of Common Stock issued under the 1996 Plan will be used for general corporate purposes. On April 26, 1999, the last sale price of the Common Stock on the New York Stock Exchange was $0.6875.

The 1996 Plan is administered by the Executive Compensation Committee of the Board of Directors which, on the recommendation of management, selects employees to be granted stock options. No member of the Compensation Committee may participate in the 1996 Plan.

Awards are made to employees of Tultex Corporation and its subsidiaries, with determinations being made on the basis of duties, responsibilities, ability to affect profitability, and present and future contributions to the success of the Company. Because grants of awards under the 1996 Plan are the at the discretion of the Compensation Committee and the Plan provides for different types of awards, benefits to those Executive Officers listed in the Summary Compensation Table, or any other person, cannot be determined. Shares subject to options, related stock appreciation rights (SARs), which lapse without having been exercised, or performance share awards which are forfeited, become available for new grants under the 1996 Plan. To the extent that SARs are exercised and the corresponding option is canceled, shares subject to the option will be charged against the maximum number of shares authorized under the 1996 Plan, at the time such option was granted.

Options may be granted as incentive stock options (ISOs) intended to qualify for favorable tax treatment under Federal tax law or as nonqualified stock options (NQSOs). SARs may be granted with respect to any options granted under the Plan and may be exercised only when the underlying option is exercisable. An SAR permits the holder to surrender an option or any portion thereof and receive in exchange shares of Common Stock, cash or a combination of shares and costs, with an aggregate value equal to the excess of the fair market value of one share of Common Stock with respect to which such SAR has been exercised over the exercise price specified in the option multiplied by the number of shares covered by the option or portion thereof which is to be exercised. The 1996 Plan requires that the exercise price of all options and SARs be equal to or greater than the fair market value of Tultex Common Stock on the date of grant of that option. The term of any ISO or related SAR cannot exceed 10 years from the date of grant.

Subject to the discretion of the Committee, the exercise price of any option may be paid in cash, in shares of Common Stock owned by the optionee for six months or longer, with a combination of cash and shares, or by effecting a "cashless exercise," or by payment of other consideration approved by the Committee. A "cashless exercise" is a technique which allows the optionee to exercise stock options without cash through the assistance of a broker through either a simultaneous exercise and sale or broker loan. The "cashless exercise" technique does not increase the compensation that the option provides; the optionee receives the same economic benefit as he or she would upon exercise of an SAR issued in tandem with the option. At the Committee's discretion, options may be exercised by delivery of a note payable over not more than five years.

In the case of a "change in control,"options may become fully exercisable as to all optioned shares from and after the date of such "change in control" in the discretion of the Committee or as may otherwise be provided in the grantee's option agreement. Generally, death, retirement or disability will not result in the cancellation of options or awards. The Committee may accelerate the date or dates at which options or awards are exercisable.

The Committee may grant shares of Common Stock to participants as Restricted Stock. (Restricted Stock is stock where full ownership rights vest in participants periodically in accordance with the terms of the award.) Restricted Stock may not be sold, assigned, transferred, pledged, or encumbered during a "Restricted Period" which will be not less than one year from the date of grant. Except for such restrictions, the employee has all rights of a stockholder including the right to vote and receive dividends.

If employment is terminated prior to the lapse of all restrictions, Restricted Stock is forfeited, but the Committee may limit the effect of forfeiture. At the end of the Restricted Period, Restricted Stock is transferred to the employee free of restrictions. In the case of a "change in control,"an employee may receive Restricted Stock free of restrictions in the discretion of the Committee or as may otherwise be provided in the Restricted Stock award.

The Committee may make awards of Common Stock to be earned on the basis of the Company's performance in relation to established performance measures for a specific performance period as Performance Shares. Such measures may include return on assets, earnings per share, return on stockholders' equity, or return to stockholders. Performance Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered during the relevant performance period.

Performance Shares may be paid in cash, shares of Common Stock or shares of Restricted Stock. An employee must be employed at the end of the performance period to receive Performance Shares, but if an employee's employment is terminated by death, disability, retirement, or other reason approved by the Committee, the Committee may limit the effect of forfeiture. In the case of a "change in control," an employee may receive Performance Shares in the discretion of the Committee or as may otherwise be provided in the applicable Performance Share award.

Since its adoption in 1996, awards under the Plan have been made principally in the form of stock options; a small number of Restricted Stock awards were made in 1996. In 1998, the Company instituted a program which grants options to key executive employees twice a year equal to 25% of the employee's base salary divided by the fair market value of the Common Stock on the date of grant.

The Board of Directors may amend the 1996 Plan, but no such amendment shall, without approval of stockholders: (i) increase the number of shares available for the granting of awards; (ii) change the class of persons eligible to receive options or awards; or (iii) extend the period during which awards may be granted or exercised.

There are no federal tax consequences either to the optionee or to the Company involved in the grant of an ISO or a NQSO. Upon the exercise of an ISO, the optionee will not recognize any income and the Company will not be entitled to a deduction, although such exercise may give rise to alternative minimum tax liability for the optionee. Generally, if the optionee disposes of shares acquired upon exercise of an ISO within two years of the date of grant or one year of the date of exercise, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise over the option price (limited generally to the gain on the sale). The balance of any gain or loss will be treated as a capital gain or loss to the optionee. If the shares are disposed of after the foregoing holding requirements are met, the Company will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.

On exercise of a NQSO, the date-of-exercise fair market value of the shares acquired in excess of the option price will generally be taxable to the optionee as ordinary income and deductible by the Company. The disposition of shares acquired upon exercise of a NQSO will generally result in a capital gain or loss for the optionee, but will have no tax consequences for Tultex Corporation.


The Board of Directors Unanimously Recommends a Vote "FOR" the amendments to the 1996 Stock Incentive Plan.


Ratification of Appointment of Auditors

The Board of Directors has appointed PricewaterhouseCoopers, LLP, independent certified public accounts, to examine the financial statements of the Company for the fiscal year ending January 1, 2000. Shareholders will be asked to ratify this appointment at the Annual Meeting, which requires the affirmative vote of a majority of Common Stock and Series B Preferred Stock (voting together) voted at the Annual Meeting. PricewaterhouseCoopers, LLP has been the Company's independent accountants since 1971.

Representatives of PricewaterhouseCoopers, LLP are expected to be present at the meeting and will be given an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.


The Board of Directors Unanimously Recommends a Vote "FOR" Ratification of PricewaterhouseCoopers, LLP as Auditors.


Stockholder Proposals

Stockholders having proposals which they desire to present at next year's annual meeting should, if they desire that such proposals be included in the Board of Directors' proxy and proxy statement relating to such meeting, submit such proposals in time to be received by the Company at its principal executive offices in Martinsville, Virginia, not later than December 31, 1999. To be so included, all such submissions must comply with the requirements of Rule 14a-8 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 and the Board of Directors directs the close attention of interested stockholders to that Rule.


Other Matters

As of the date of this Proxy Statement, the Board of Directors knows of no matter to come before the meeting other than those stated in the notice of the meeting. As to other matters, if any, that may properly come before the meeting, it is intended that proxies in the accompanying form will be voted in accordance with the best judgment of the persons named therein.

We hope that you will be able to attend this meeting in person, but if you cannot be present, please execute the enclosed proxy and return it in the accompanying envelope (no postage required) as promptly as possible. Your stock will be voted in accordance with the instructions you give on the proxy, and in the absence of any such instructions will be voted FOR election of directors and FOR the ratification of appointment of auditors, as described herein.

Regina C. Haynes
Secretary

Martinsville, Virginia
April 30, 1999

********************************************************************************
                                    APPENDIX


















                                 FOLD AND DETACH HERE
--------------------------------------------------------------------------------
    THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION
    IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.




                                               Please sign exactly as name
                                               appears below. When shares
                                               are held by joint tenants, both
                                               should sign.


                                               When signing as attorney,
                                               executor, administrator, trustee
                                               or guardian, please vote full
                                               title as such. If a corporation,
                                               please sign in full corporate
                                               name by President or other
                                               authorized officer. If a
                                               partnership, please sign in
                                               partnership name by authorized
                                               person.


                                               Please sign and return, whether
                                               or not you plan to attend the
                                               meeting.


                                               ---------------------------------
                                               SIGNATURE


                                               ---------------------------------
                                               SIGNATURE IF HELD JOINTLY


                                               DATE:               , 1999
                                                    ---------------      -------

                              FOLD AND DETACH HERE
-----------------------------------------------------------------------------
                               COMMON STOCK PROXY

                               TULTEX CORPORATION
                     P.O. Box 5196, Martinsville, VA 24916

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints John M. Franck, Kimberly E. Adkins and Regina C. Haynes, and each of them, with full power of substitution in each, Proxies to vote all Common Stock of the undersigned in Tultex Corporation at the annual meeting to be held on May 27, 1999 and at any and all adjournments thereof. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

  1. Election of Directors.
   [ ] FOR the nominees listed below    [ ] VOTE WITHHELD To withhold authority
                                            to vote for any individual nominee, strike a
                                            line through the nominee's name in the list
                                            below.

  Nominees: Lynn J. Beasley, Seth P. Bernstein, Charles W. Davies, Jr. Lathan
              M. Ewers, Jr. John M. Franck, H. Richard Hunnicut, Jr., Bruce M. Jacobson, O. Randolph Rollins, Richard M. Simmons, Jr., EXCEPT AS MARKED TO THE CONTRARY.


  2. Approval of amendments to the 1996 Stock Incentive Plan increasing the number of shares available under the Plan to 2,700,000 shares of common stock plus an additional 300,000 shares of common stock for the Plan's replenishment provision.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


  3. Ratification of the Board of Directors' appointment of PricewaterhouseCoopers LLP, independent accountants, as auditors of the Company.
     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


  4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.